UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K/A
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported):
August 10, 2007
CASH AMERICA INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Texas	1-9733	75-2018239
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)
1600 West 7th Street
Fort Worth, Texas 76102
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (817) 335-1100
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Compensatory Arrangements of Certain Officers.
     Jerry D. Finn, the Company’s Executive Vice President-Pawn Services, has entered into an Employment Transition Agreement (the “Agreement”) under which he will be employed on a part time basis from September 21, 2007, the effective date of the Agreement, through December 31, 2009. He will continue to assist the Company with the transition of its organizational structure, including the transition of his primary duties to his successor, and such other duties as may be assigned to him during the term of the Agreement. In connection with the Agreement, Mr. Finn resigned as an officer of the Company effective as of September 21, 2007.
     Under the Agreement, Mr. Finn will receive an annual base salary of $278,600 during the Agreement term, will be eligible to receive incentive pay under the Company’s 2007 Short-Term Incentive Plan, will continue to participate in all group retirement, health, welfare and similar broad-based benefit plans, programs and arrangements during the Agreement term, and will continue to receive a car allowance and reimbursement of financial planning expenses through December 31, 2008. He will also receive lump sum cash payments in amounts equal to Company matching contributions under the Company’s nonqualified savings plan, 401(k) plan and supplemental executive retirement plan in amounts that he would have received under such plans during certain specified periods. The Agreement also modifies the vesting and payment provisions of an agreement under which Mr. Finn received restricted stock units in December 2003. He will not receive short term or long-term incentive compensation awards for years after 2007. A copy of the Agreement is attached as Exhibit 10.1 to this Report.
Item 9.01 Financial Statements and Exhibits
(d)	Exhibits
10.1	Employment Transition Agreement dated September 19, 2007 between the Company and Jerry D. Finn.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CASH AMERICA INTERNATIONAL, INC.
Date: September 25, 2007	By:	/s/ J. Curtis Linscott
J. Curtis Linscott, Executive Vice President,
Secretary and General Counsel